EXHIBIT 99.4
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AT THE TRUST
Robert G. Higgins                          Investor Relations
First Vice President, General Counsel      L.G. Schafran - Chairman and
630-218-7255                               Interim CEO/President
bhiggins@banyanreit.com                    630-218-7250
                                           ir@banyanreit.com



FOR IMMEDIATE RELEASE
FRIDAY, MARCH 15, 2002


         BANYAN STRATEGIC REALTY TRUST ACQUIRES PARTNER'S INTEREST IN
                         NORTHLAKE TOWER FESTIVAL MALL


OAK BROOK, ILLINOIS - MARCH 15, 2002 - BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) announced today that it has acquired the interests of its partner, M & J Wilkow, Ltd., in the Northlake Tower Festival Mall in Atlanta, Georgia. The shopping center was previously owned by Banyan and affiliates of Wilkow in a joint venture. In addition, Banyan announced that the property manager has been changed from M & J Wilkow, Ltd. to Spectrum Cauble Management, LLC of Atlanta, Georgia.

The purchase price paid to Wilkow by Banyan was $1.3 million, adjusted by certain prorations and credits. Wilkow had an approximate 20% interest in the property's cash flow and an approximate 30% interest in its capital proceeds.

The Northlake Tower Festival Mall is a 304,000 square foot power center located in the northeast Atlanta suburb of Tucker. It is occupied by 41 retail tenants including Toys R Us, AMC Theaters, PetSmart and Office Max. The center is currently 97 % leased.

Commenting upon the acquisition, Banyan's Interim President and Chief Executive Officer, L.G. Schafran, said, "In keeping with the Trust's Plan of Termination and Liquidation adopted in January of 2001, we have acquired full control over our Northlake Property. We believe this acquisition will allow us to better position the asset for sale. We have had a long and prosperous relationship with M & J Wilkow and are grateful for their contribution to the success of this asset."

Banyan noted that its other two assets, 6901 Riverport Drive in Louisville, Kentucky and University Square in Huntsville, Alabama, remain under separate contracts of sale to third parties. The closings on those two properties, if the contracts are not terminated pursuant to various purchaser rights, are scheduled to occur in the second calendar quarter.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that, on January 5, 2001, adopted a Plan of Termination and Liquidation. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction and now owns interests in three (3) real estate properties located in Atlanta, Georgia (the subject matter of this Press Release); Huntsville, Alabama (which is the subject matter of the Trust's press release of March 4, 2002); and Louisville, Kentucky (which is the subject matter of the Trust's press release of February 21, 2002). As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.






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BANYAN STRATEGIC REALTY TRUST
ADD 1


Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining properties, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2000 and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in the Trust's Form 10-Q for the quarter ended September 30, 2001, which was filed with the Securities and Exchange Commission on November 14, 2001. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



              See Banyan's Website at http://www.banyanreit.com.
















































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